News Release

April 29, 2010
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces First Quarter Earnings For 2010

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported first quarter net income of $644,000 compared to $741,000 in the same period last year. Mr. Bosserd commented "We are pleased with our earnings for the first quarter of 2010. Our net interest income and noninterest income increased and noninterest expense decreased. These positives were offset by an increase in our provision for loan losses. The higher provision was used to build our allowance for loan losses, which we believe prudent given the economy and asset values." Earnings per share were $0.20 for the first quarter of 2010 compared to $0.23 for the first quarter of 2009.

The decrease in net income in the first quarter of 2010 compared to the same period in 2009 was due to an increase in the provision for loan losses, which was partially offset by growth in net interest income and noninterest income and a reduction in noninterest expense.

Net interest income was $4,060,000 or $162,000 higher in the first quarter of 2010 than the same period in 2009. Average interest-earning assets were $5.8 million higher in the first quarter of 2010 than in the same quarter in 2009. The average balance of securities was $1.8 million higher as securities were purchased due to sluggish loan demand. Other interest-earning assets (primarily federal funds sold) were $4.6 million higher as a result of growth in average local deposits. ChoiceOne's net interest spread was 13 basis points higher in the first quarter of 2010 than in the first quarter of 2009. This was caused by rate reductions in funding costs being larger than rate reductions on earning assets.

The provision for loan losses was $1,050,000 in the first quarter of 2010, compared to $600,000 in the first quarter of 2009. The higher provision was due in part to management's continued concern with the Michigan economy. Net charge-offs in the first quarter of 2010 were $685,000, compared to $141,000 in the same quarter in 2009. The excess of the provision over loan charge-offs caused ChoiceOne's allowance for loan losses to rise to 1.48% of total loans as of March 31, 2010, compared to 1.34% as of December 31, 2009 and 1.27% as of March 31, 2009. Total nonperforming loans were $13.0 million as of March 31, 2010, compared to $14.0 million as of the end of 2009 and $9.1 million as of March 31, 2009. Nonaccrual loans decreased $1.6 million and troubled debt restructurings increased $781,000 in the first quarter of 2010 compared to December 31, 2009. Nonaccrual loans increased $2.8 million and troubled debt restructurings increased $1.3 million from March 31, 2009 to March 31, 2010. Troubled debt restructurings totaled $2.7 million as of March 31, 2010 as loan terms were modified to assist borrowers in making their payments.

Noninterest income was $1,507,000 in the first quarter of 2010, which represented an increase of $131,000 or 10% compared to the same period in 2009. Gains on sales of securities were $286,000 higher due to sales of preferred stock that represented a recovery of losses previously recognized on money market preferred securities in 2008. A decrease of $48,000 in insurance and investment commissions was caused by lower mutual fund and annuity sales. A reduction of $64,000 in gains on sales of loans resulted from less volume from refinancing activity.

Noninterest expense of $3,698,000 was $99,000 or 3% lower in the first quarter of 2010 than in the first quarter of 2009. Salaries and benefits expense decreased $94,000 due to lower wages, commissions, and health care costs. Data processing expense increased $50,000 due to an increased number of accounts and volume. A decline of $36,000 in other noninterest expense was caused by decreases in directors' fees, foreclosed assets expense, and loan collection expense.

Total assets declined by $4.9 million in the first quarter of 2010 but have grown $5.2 million in the last twelve months. Securities increased $4.0 million in the first quarter of 2010 as funds were invested to maintain earning assets. Loans declined $6.7 million since the end of 2009 due to sluggish loan demand and payments by certain of ChoiceOne's agricultural borrowers. Checking, money market, and savings accounts increased $10.4 million in the first quarter of 2010 while local certificates of deposit decreased $8.8 million. Mr. Bosserd stated "We are excited about our core deposit growth and will continue to make it our top priority in the future."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	3/31/2010	12/31/2009	3/31/2009
Cash and Cash Equivalents	$17,124	$19,750	$14,681
Securities	83,007	78,987	77,034
Loans	312,001	318,716	315,803
Premises and Equipment	12,329	11,918	11,556
Other Assets	36,574	36,544	36,775

Total Assets	$461,035	$465,915	$455,849

Noninterest-bearing Deposits	$60,708	$60,802	$53,522
Interest-bearing Demand Deposits	109,425	101,825	87,268
Savings Deposits	39,639	36,791	36,062
Local Certificates of Deposit	150,407	159,217	155,375
Nonlocal Certificates of Deposit	6,291	6,375	21,195
Borrowings	35,915	42,664	43,656
Other Liabilities	5,283	5,315	5,936

Total Liabilities	407,668	412,989	403,014

Shareholders' Equity	53,367	52,926	52,835

Total Liabilities and Shareholders' Equity	$461,035	$465,915	$455,849

Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2010	3/31/2009
Interest Income	$5,438	$5,913
Interest Expense	1,378	2,015

Net Interest Income	4,060	3,898

Provision for Loan Losses	1,050	600
Noninterest Income	1,507	1,376
Noninterest Expense	3,698	3,797

Income Before Income Tax	819	877
Income Tax Expense	175	136

Net Income	$644	$741

Basic Earnings Per Share	$0.20	$0.23
Diluted Earnings Per Share	$0.20	$0.23

Performance Ratios
Return on Average Assets (Annualized)	0.56%	0.65%
Return on Average Equity (Annualized)	4.84%	5.62%
Net Interest Margin (Tax Equivalent)	3.93%	3.80%
Efficiency Ratio	66.4%	72.0%
Net Loan Charge-offs	$685	$141
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)	0.21%	0.18%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses and the fair value of investment securities involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk factors that could cause a difference include, among others: the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2009; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of ongoing military actions; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be realized in full or at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These and risk other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.